As filed with the Securities and Exchange Commission on April 1, 2016.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XLI TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1040	30-0785773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 6795 Edmond St., 3rd Floor

Las Vegas, NV 89118

(424) 653-0120

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

American Corporate Enterprises, Inc.

123 West Nye Lane, Suite 129

Carson City, NV 89706

Tel. (775) 884-9380

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Marc Ross, Esq. Avital Even-Shoshan, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.001 par value per share	21,457,949	$0.165	$3,540,561.59	$356.53
Total	21,457,949	$0.165	$3,540,561.59	$356.53

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated at $0.165 per share, the average of the high and low prices as reported on the OTCPink Marketplace on March 31, 2016, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated _______________, 2016

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XLI TECHNOLOGIES, INC.

6795 Edmond St., 3rd Floor

Las Vegas, NV 89118

(424) 653-0120

PRELIMINARY PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED OR WITHDRAWN WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

This prospectus covers the resale by our selling shareholders (the "Selling Shareholders") of up to 21,457,949 shares of common stock consisting of (i) 21,120,690 shares of common stock issuable upon conversion of convertible notes issued or issuable pursuant to a stock purchase agreement between us and RDW Capital LLC ("RDW") dated January 14, 2016 and amended March 1, 2016, March 9, 2016 and March 15, 2016 (the "Purchase Agreement") and (ii) 337,259 shares of common stock issued or issuable to Carter Terry & Company ("Carter") pursuant to an engagement letter dated November 17, 2015 (the "Engagement Letter").

The Purchase Agreement provides for the purchase by RDW of seven convertible original issue discount notes in the aggregate principal amount of $1,837,500 for an aggregate purchase price of $1,750,000 (the "Notes"). The purchases will occur in seven tranches, with the first tranche of $250,000 ($262,500 principal amount) invested on January 14, 2016, the second tranche of $25,000 ($26,250 principal amount) invested on March 2, 2016, the third tranche of $40,000 ($42,000 principal amount) invested on March 15, 2016, the fourth tranche of $35,000 ($36,750 principal amount) to be invested three business days following the filing of the registration statement of which this prospectus forms a part (the "Registration Statement"), the fifth tranche of $100,000 ($105,500 principal amount) to be invested one business day after the SEC has provided comments on the Registration Statement, the sixth tranche of $650,000 ($682,500 principal amount) to be invested three business days after the Registration Statement is declared effective and the seventh tranche of $650,000 ($682,500 principal amount) to be invested five business days after the Registration Statement is declared effective. Each Note may be converted in whole or in part at the holder's discretion at any time 90 days after the date of issuance and bears interest the rate of 8% per annum with the interest due and payable at each conversion date and maturity date. The conversion price of each Note is equal to 60% of the lower of (i) the lowest traded price of our common stock during the 20 trading days preceding the applicable conversion date or (ii) the lowest traded price of our common stock during the 20 trading days preceding the date of issuance of such Note. We have agreed to reserve for issuance 300% of the common stock issuable under the Notes and register for resale all of the shares of common stock issuable upon conversion of the Notes. For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016. Conversions of the Notes shall not be permitted if such conversion will result in the holder owning more than 4.99% of our common shares outstanding after giving effect to such conversion.

The Engagement Letter provides, among other things, for the issuance to Carter, during the term of the Engagement Letter, of restricted stock equal to four percent of any capital raised from investors introduced to the Company by Carter divided by the closing price of our common stock on the date of a raise. For the purposes of the Registration Statement, we have (i) included the aggregate of 21,259 shares issuable to Carter in connection with a financing by a third party investor in December 2015 and the three consummated RDW investments and (ii) estimated that the closing price for the purposes of calculating the remainder of the shares issuable to Carter in connection with four remaining unfunded tranches of Notes will be $0.15, the closing price of our common stock on the OTCPink Marketplace on March 24, 2016.

Because the actual issuance dates, conversion dates and conversion prices under the Notes are unknown, there is no maximum amount of our shares that may be issued by the Company upon conversion of the Notes. Because the actual issuance dates and price of our common stock on the issuance dates under the Notes is unknown, there is no maximum amount of our shares that may be issued by the Company to Carter pursuant to the Engagement Letter. Accordingly, we caution readers that, although we are registering 21,457,949 shares, the number of shares actually issued under the Purchase Agreement and the Notes may be substantially greater than the number registered.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Shareholders.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the Selling Shareholders hereunder. The prices at which the Selling Shareholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Shareholders. The Selling Shareholders may engage brokers, dealers or agents who may receive commissions or discounts from the Selling Shareholders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

XLI Technologies, Inc. is in the beginning stages of its operations. In the final quarter of 2015, the Company began filling product orders and developing its customer base. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment. Our independent registered public accountant has issued an audit opinion for XLI Technologies, Inc., which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

Our common stock is currently quoted on the OTCPink Marketplace under the symbol "XLIT". On March 31, 2016, the last reported sale price of our common stock as reported on the OTCPink Marketplace was $0.14 per share.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF BEFORE BUYING ANY SHARES OF XLI TECHNOLOGIES' COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____, 2016.

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PROSPECTUS SUMMARY

The following summary highlights material information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled "Where You Can Find More Information" in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the "Company," "XLIT," "we," "us," and "our" refer and relate to XLI Technologies, Inc.

Corporate History and Predecessor Business

XLI Technologies, Inc., (f/k/a Mineria Y Exploraciones Olympia, Inc.) was incorporated on August 22, 2012 under the laws of the State of Nevada. On September 2, 2012 the Company incorporated a wholly owned subsidiary in the Dominican Republic named Consorcio de Mineria & Exloraciones Olympia, SR. Though its subsidiary the Company acquired certain mineral rights located north of the city of Santo Domingo in the Dominican Republic. In order to determine if there existed any mineralization the subsidiary undertook ground exploration in the early part of 2013 and in February obtained a geological report authored by Hilario Santos Sosa, Professional Geologist. Based on these results the Company undertook a further sampling program in the fall of 2013.

In September 2014, the Director of Mines for the Dominican Republic cancelled the Company's interest in the mineral rights on the Olympia claim. Therefore, the Company has no further interest in the minerals on the Olympia claim.

On October 14, 2015, James Schramm and Francisco Antonio Jerez Garcia, the Company's former sole officer and director and former majority shareholder, entered into a stock purchase agreement pursuant to which Mr. Garcia sold Mr. Schramm 50,000,000 shares of common stock of the Company owned at the time by Mr. Garcia. Pursuant to the terms of the purchase agreement:

(i)

Effective on October 14, 2015, Mr. Garcia appointed Mr. Schramm to serve as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, with Mr. Garcia resigning from all such positions, and

(ii)	Effective on October, 26, 2015, Mr. Garcia appointed Mr. Schramm sole director of the Company and Mr. Garcia resigned as sole director of the Company.

As a result of these transactions, control of the Company passed to Mr. Schramm. Following consummation of the purchase agreement, Mr. Schramm owned approximately 67% of the issued and outstanding common stock of the Company.

On October 20, 2015, the Company entered into a share exchange agreement (the "Share Exchange") with Bosch International, LLC, a Nevada limited liability company ("BIL"), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of BIL. Accordingly, BIL became a wholly-owned subsidiary of the Company and BIL's business is the Company's sole line of business. In connection with the Share Exchange the Company issued Mr. Schramm, BIL's sole member, 25 million shares of common stock. On October 29, 2015, the Company merged with and into a newly formed wholly owned subsidiary to change its name to "XLI Technologies, Inc." from "Mineria y Exploraciones Olympia, Inc."

Summary of Our Business

Through our wholly owned subsidiary BIL, we distribute nanotechnology printed light sheets to the entertainment sector, including movie theaters, movie studios, production and distribution companies, talent and management agencies, marketing and PR firms, and outdoor media in the United States, Canada and the Caribbean. We have also purchased the rights to distribute light sheets in the automotive sector and to distribute nanotechnology printed solar panels and nanotechnology printed batteries. As of April 2016 we have placed our light sheets in 250 theater locations in the United States and expect to complete placements in approximately 1,900 theaters by July 2016. We believe that we have established relationships and credibility with theater chains, media companies and studios through Jim Schramm, our sole officer and director, who has over fifteen years of experience as a producer and distributor of movies and television shows.

Nanotechnology powers our products. Nanotechnology is science, engineering, and technology conducted at the nanoscale, which is about 1 to 100 nanometers. One nanometer is one billionth, or 10−9, of a meter. By comparison, typical carbon-carbon bond lengths, or the spacing between these atoms in a molecule, are in the range 0.12–0.15 nm, and a DNA double-helix has a diameter around 2 nm. The smallest cellular life-forms, the bacteria of the genus Mycoplasma, are around 200 nm in length. By convention, nanotechnology is taken as the scale range 1 to 100 nm following the definition used by the National Nanotechnology Initiative. The lower limit is set by the size of atoms (hydrogen has the smallest atoms, which are approximately a quarter of a nm diameter) since nanotechnology must build its devices from atoms and molecules. The upper limit is more or less arbitrary but is around the size that phenomena not observed in larger structures start to become apparent and can be made use of in the nano device. The comparative size of a nanometer to a meter is the same as that of a marble to the size of the earth.

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Securities Registered in this Prospectus

This prospectus covers the resale by our selling shareholders (the "Selling Shareholders") of up to 21,457,949 shares of common stock consisting of (i) 21,120,690 shares of common stock issuable upon conversion of convertible notes issued or issuable pursuant to a stock purchase agreement between us and RDW Capital LLC ("RDW") dated January 14, 2016 and amended March 1, 2016, March 9, 2016 and March 15, 2016 (the "Purchase Agreement") and (ii) 337,259 shares of common stock issued or issuable to Carter Terry & Company ("Carter") pursuant to an engagement letter dated November 17, 2015 (the "Engagement Letter").

The Purchase Agreement provides for the purchase by RDW of seven convertible original issue discount notes in the aggregate principal amount of $1,837,500 for an aggregate purchase price of $1,750,000 (the "Notes"). The purchases will occur in seven tranches, with the first tranche of $250,000 ($262,500 principal amount) invested on January 14, 2016, the second tranche of $25,000 ($26,250 principal amount) invested on March 2, 2016, the third tranche of $40,000 ($42,000 principal amount) invested on March 15, 2016, the fourth tranche of $35,000 ($36,750 principal amount) to be invested three business days following the filing of the registration statement of which this prospectus forms a part (the "Registration Statement"), the fifth tranche of $100,000 ($105,500 principal amount) to be invested one business day after the SEC has provided comments on the Registration Statement, the sixth tranche of $650,000 ($682,500 principal amount) to be invested three business days after the Registration Statement is declared effective and the seventh tranche of $650,000 ($682,500 principal amount) to be invested five business days after the Registration Statement is declared effective. Each Note may be converted in whole or in part at the holder's discretion at any time 90 days after the date of issuance and bears interest the rate of 8% per annum with the interest due and payable at each conversion date and maturity date. The conversion price of each Note is equal to 60% of the lower of (i) the lowest traded price of our common stock during the 20 trading days preceding the applicable conversion date or (ii) the lowest traded price of our common stock during the 20 trading days preceding the date of issuance of such Note. We have agreed to reserve for issuance 300% of the common stock issuable under the Notes and register for resale all of the shares of common stock issuable upon conversion of the Notes. For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016. Conversions of the Notes shall not be permitted if such conversion will result in the holder owning more than 4.99% of our common shares outstanding after giving effect to such conversion.

The Engagement Letter provides, among other things, for the issuance to Carter, during the term of the Engagement Letter, of restricted stock equal to four percent of any capital raised from investors introduced to the Company by Carter divided by the closing price of our common stock on the date of a raise. For the purposes of the Registration Statement, we have (i) included the aggregate of 21,259 shares issuable to Carter in connection with a financing by a third party investor in December 2015 and the three consummated RDW investments and (ii) estimated that the closing price for the purposes of calculating the remainder of the shares issuable to Carter in connection with four remaining unfunded tranches of Notes will be $0.15, the closing price of our common stock on the OTCPink Marketplace on March 24, 2016.

Because the actual issuance dates, conversion dates and conversion prices under the Notes are unknown, there is no maximum amount of our shares that may be issued by the Company upon conversion of the Notes. Because the actual issuance dates and price of our common stock on the issuance dates under the Notes is unknown, there is no maximum amount of our shares that may be issued by the Company to Carter pursuant to the Engagement Letter. Accordingly, we caution readers that, although we are registering 21,457,949 shares, the number of shares actually issued under the Purchase Agreement and the Notes may be substantially greater than the number registered.

Other Financings

On December 3, 2015 we issued a $250,000 convertible note to JSJ Investments Inc. (the "JSJ Financing"). The note bears interest at 12% per year and outstanding principal and accrued interest will be payable on demand on or after the September 3, 2016 maturity date of the note. We issued Carter 9,009 shares of common stock as equity compensation in connection with the JSJ Financing. We are not registering shares issuable to JSJ Investments Inc. in this prospectus.

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SUMMARY OF THIS OFFERING

Securities being offered	21,457,949 shares of common stock. Our common stock is described in further detail in the section of this prospectus titled "DESCRIPTION OF SECURITIES."

Securities being offered by the Company	None.

Number of common shares outstanding Before the Offering	40,500,000 shares of common stock.

Number of common shares outstanding After the Offering	61,957,949 shares of common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the "Risk Factors" section hereunder and the other information contained in this prospectus before making an investment decision regarding our common stock. Our common stock should not be purchased by investors who cannot afford the loss of their entire investment.

Trading Symbol	Our common stock is currently quoted on the OTCPink Marketplace under the symbol "XLIT".

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RISK FACTORS

Investment in our common stock involves significant risk. You should carefully consider the information described in the following risk factors, together with the other information appearing elsewhere in this prospectus, before making an investment decision regarding our common stock. If any of the events or circumstances described in these risks actually occur, our business, financial conditions, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or a part of your investment in our common stock.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have a limited operating history. We have yet to establish any history of profitable operations and have incurred a net loss since our inception in May 2015. For the six months ended November 30, 2015, we incurred a net loss of $227,680. Continuing losses may exhaust our capital resources and force us to discontinue our operations. We have generated only nominal revenues since our inception and do not anticipate that we will generate revenues that will be sufficient to sustain our operations in the near future.

There can be no assurance that we will ever operate profitably. Our success is significantly dependent on the successful marketing and implementation of our licensed products, which cannot be guaranteed. Our operations will be subject to all the risks inherent in the uncertainties arising from the absence of a significant operating history. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

There is doubt about our ability to continue as a going concern due to recurring losses from operations, accumulated deficit and insufficient cash resources to meet our business objectives, all of which means that we may not be able to continue operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended May 31, 2015 with respect to their doubt about our ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations from the sale of light sheets and other products. At November 30, 2015, the Company had recorded minimal revenues of $10,000, had a working capital deficit of $193,350 and an accumulated deficit of $227,692.

We currently rely on one key individual and the loss of one of this key individual could have an adverse effect on the Company.

Our success depends to a substantial degree upon James Schramm, our sole officer and director.  Mr. Schramm is a significant factor in our growth and success.   In particular, the success of our Company is highly dependent upon the marketing and management efforts of Mr. Schramm. We do not have an employment agreement with Mr. Schramm and the loss his services could have a material adverse effect on the success and development of our Company.  Additionally, we do not anticipate having key man insurance in place on the life of our executive officers in the foreseeable future.

We must attract and maintain key personnel or our business will fail.

Success depends on the acquisition of key personnel. We will have to compete with other companies both within and outside the entertainment and advertising industry to recruit and retain competent employees. If we cannot maintain qualified employees to meet the needs of our anticipated growth, this could have a material adverse effect on our business and financial condition. We must continue to try to locate skilled professionals in the theatrical distribution sector and adequate funds in a timely manner.

The Company will require substantial additional financing to become commercially viable.

To date, the Company has funded its development activities primarily through advances by our sole officer and director and private placements of notes, which raised approximately $565,000 through March 31, 2016. The Company will require additional financing of approximately $1,000,000 during the next 12 months to fully implement our business plan.   RDW has agreed to loan us such funds in incremental amounts, but our ability to issue the Notes is dependent on our success in navigating the SEC review process and causing the Registration Statement of which this prospectus forms a part to be declared effective in a timely manner. We have no commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing when needed, could cause the Company to scale down or delay implementation of its business plan in whole or in part and curtail its business activities, which would seriously harm the Company and its prospects.

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We could lose our competitive advantages if we are not able to protect any intellectual property rights under the License Agreement against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our license to use the intellectual property and products of under the License Agreements with Bosch. If any one of our competitors copies or otherwise gains access to the intellectual property and products of the licensor or develops similar technologies independently, we would not be able to compete as effectively.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

The licensed products may contain defects that could reduce sales and result in claims against us.

The manufacture of our products involves highly complex processes. Despite testing by us, Bosch and our customers, defects may be found in our existing or future products. The costs associated with defects may harm our relationships with customers and our reputation in the marketplace. Moreover, even if our products meet standard specifications, our customers may attempt to use our products in applications they were not designed for or in products that were not designed or manufactured properly, resulting in product failures and creating customer dissatisfaction. These problems could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Further, defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. We may be the target of product liability lawsuits and could suffer losses from a significant product liability judgment against us if the use of our products at issue is determined to have caused injury. A significant product recall or product liability case could also adversely affect our results of operations and result in negative publicity, damage to our reputation and a loss of customer confidence in our products.

We depend on our license agreements and our relationship with Bosch to sell all of our products and cannot guarantee that Bosch will continue to supply us with products.

We rely on our license agreements with Bosch to obtain all of our products. The license agreements impose certain requirements and conditions on us including required payments. Our failure to comply with these requirements and conditions could result in the early termination of these license agreements. If we are unsuccessful in negotiating an extension of the license agreements, or the license agreements are not renewed or are terminated prior thereto, our business, financial condition and results of operations would be materially and adversely affected. If we can no longer obtain products from Bosch or if Bosch refuses to continue to supply products to us on commercially reasonable terms or at all, and we cannot find replacement suppliers, our margins and profitability may be adversely affected. There is no assurance we will be able to obtain lightsheets and other products from other suppliers on favorable terms or at all.

We will depend on our distributors to generate all of our revenues and profits.

While we believe that there is enough interest from individuals and entities for us to find reputable and competent distributors, we will need to market to these potential persons and companies and enter into arrangements with them. We will incur upfront costs in transporting the licensed products from Bosch or the manufacturer to the distributor and also incur upfront costs for storing the products. The success of our business model is premised on assumptions about the quantity and dollar amounts of purchase orders from distributors and we cannot guarantee how much if any of the licensed products the distributors will order. The distributors are independent third parties and their actions are outside of our control. In addition, we cannot be certain that they will have the business acumen or financial resources necessary to successfully sell the licensed products. If they do not successfully sell the licensed products or operate in accordance with applicable rules and regulations, fees paid to us may be adversely affected and our brand image and reputation could be harmed, which in turn could adversely affect our results of operations and financial condition. Moreover, although we believe we will maintain positive working relationships with our distributors, disputes with distributors could damage our brand image and reputation and our relationships with our distributors, generally.

Risks Relating to Ownership of Our Securities

Our sole officer and director will be able to exert significant influence over us to the detriment of minority stockholders.

James Schramm, our sole officer and director, controls approximately 96% of our voting securities through his ownership of 100% of our issued and outstanding Series A Preferred Stock. As a result, Mr. Schramm will be able to exert significant influence on our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

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You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock, including the common stock registered in this prospectus, or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 700,000,000 shares of common stock and 100,000,000 shares of "blank check" preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise or conversion prices) below the price an investor paid for stock. Further, the event that we issue common stock or securities convertible into common stock at certain prices, holders of our convertible notes will be entitled to additional shares of common stock.

An aggregate of 21,120,690 shares of common stock underlying the Notes are being registered in this registration statement. Upon conversion of the Notes, and assuming that the full number of shares reserved for issuance upon conversion of the Notes are converted, the number of shares of our common stock outstanding will increase by 21,120,690 shares from 40,500,000 shares of common stock. Even though the holders of the Notes may not convert these securities if they would own more than 4.99% of the then-outstanding common stock, this restriction does not prevent these holders from selling some of their holdings and then converting additional shares. In this way, the holders could sell more than these limits while never holding more than those limits. Further, an additional 316,000 shares of common stock are issuable to Carter in the event that the remaining unfunded Notes are funded.

Conversion of our outstanding preferred stock may dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of our outstanding Series B Preferred Stock will dilute the ownership interests of existing stockholders. We have authorized 4,700,000 shares of Series B Preferred Stock and such shares are issued and outstanding. Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after September 7, 2016 into common stock at a conversion price equal to the volume weighted average price per share for the ten trading days prior to the date of the written notice of conversion. The aggregate conversion amount is determined by multiplying the converted amount of Series B Preferred Stock by the conversion price of each tranche converted. The aggregate conversion amount of the Series B Preferred Stock when converted into shares of common stock shall be equal to or greater than $47,000,000 and upon the final conversion, if the aggregate conversion amount is less than $47,000,000, the holders shall be entitled to receive from the Company on a pro rata basis shares of common stock in an amount necessary so that the aggregate conversion amount is then equal to $47,000,000. The conversion price is subject to subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. We cannot estimate the number of shares of common stock issuable upon conversion of the Series B Preferred Stock because we cannot predict the conversion prices.

Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the preferred stock may encourage short selling by market participants because the conversion of the preferred stock could be used to satisfy short positions, or anticipated conversion of the preferred stock into shares of our common stock could depress the price of our common stock. Even though the holders of the Series B Preferred Stock may not convert these securities if they would own more than 4.99% of the then-outstanding common stock, this restriction does not prevent these holders from selling some of their holdings and then converting additional shares. In this way, the holders could sell more than these limits while never holding more than those limits.

The JSJ Financing and the issuances of the Notes may limit our ability to raise additional capital and/or take certain corporate action.

Our agreements with JSJ Investments, Inc. and RDW contain several covenants that restrict our ability to take certain actions without the lenders' respective consents, including:

·	redeem, reacquire, pay dividends or make other distributions on our securities;

·	engage in any recapitalization, merger, consolidation, reorganization or similar transaction;

·	incur any indebtedness;

·	issue any equity securities, subject to limited exceptions; and

·	lease, or otherwise dispose of a significant portion of our assets outside the ordinary course of business.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. We estimate the Company will incur approximately $50,000 to $150,000 annually in connection with being a public company.

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Among other things, we are required to:

●

maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2015 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 100,000,000 shares of preferred stock with powers, rights and preferences designated by it. See "Preferred Stock" in the section of this Current Report titled "Description of Securities." Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

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Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the "pink sheets." In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

There currently is no active public market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently no active public market for shares of our common stock and one may never develop. Our common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders' equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility, making it difficult or impossible to sell shares of our common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	sales of our common stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments; and
●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144, or issued upon the conversion of notes, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

 Investor relations activities, nominal "float" and supply and demand factors may affect the price of our stock.

The Company may utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. The Company does not intend to review or approve the content of such analysts' reports or other materials based upon analysts' own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors. Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of "pump and dump" activities may exist, such as rapid share price increases or decreases. We, and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTCQB Marketplace or the OTCPink Marketplace (Pink OTC) or pink sheets. Until such time as our restricted shares are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, which will constitute the entire available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. Since a small percentage of the outstanding common stock of the Company will initially be available for trading, held by a small number of individuals or entities, the supply of our common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited factors such as thinly-traded markets, small numbers of holders, and awareness campaigns as hallmarks of claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that the Company's or third-parties' activities, or the small number of potential sellers or small percentage of stock in the "float," or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

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DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the Selling Shareholders and buyers of our common stock in private transactions or as otherwise described in "Plan of Distribution."

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders covered by this prospectus. All proceeds from the sale of shares of common stock offered under this prospectus will be for the account of the Selling Shareholders as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." We have agreed to bear the expenses relating to the registration of the common stock for the Selling Shareholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently eligible for quotation and trades on the OTCPink Marketplace under the symbol "XLIT." The quotation of our common stock under this symbol began on December 1, 2015. Prior to such date our common stock was eligible for quotation and trade under the symbol "MYXY" since June 29, 2015. There has been very limited trading in our common stock to date.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarter indicated as reported on OTCPink Marketplace. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is very thinly traded and, thus, pricing of our common stock on the OTCPink Marketplace does not necessarily represent its fair market value. The last reported sales price of our common stock on the OTCPink Marketplace on March 24, 2016 was $0.15 per share.

Period	High	Low

Quarter ending February 29, 2016	$1.50	$0.66
Quarter ending November 30, 2015	$1.25	$0.14
Quarter ending August 31, 2015	$1.01	$0.51

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Holders

As of March 24, 2016, we had 40,500,000 shares of common stock outstanding and approximately 14 shareholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any common stock authorized for issuance under equity compensation plans.

SELLING SHAREHOLDERS

This prospectus covers the resale by the Selling Shareholders of up to 21,457,949 shares of common stock consisting of (i) 21,120,690 shares of common stock issuable upon conversion of convertible notes issued or issuable pursuant to a stock purchase agreement between us and RDW dated January 14, 2016 and amended March 1, 2016, March 9, 2016 and March 15, 2016 and (ii) 337,259 shares of common stock issued or issuable to Carter pursuant to an engagement letter dated November 17, 2015.

The Purchase Agreement provides for the purchase by RDW of seven convertible original issue discount Notes in the aggregate principal amount of $1,837,500 for an aggregate purchase price of $1,750,000. The purchases will occur in seven tranches, with the first tranche of $250,000 ($262,500 principal amount) invested on January 14, 2016, the second tranche of $25,000 ($26,250 principal amount) invested on March 2, 2016, the third tranche of $40,000 ($42,000 principal amount) invested on March 15, 2016, the fourth tranche of $35,000 ($36,750 principal amount) to be invested three business days following the filing of the registration statement of which this prospectus forms a part (the "Registration Statement"), the fifth tranche of $100,000 ($105,500 principal amount) to be invested one business day after the SEC has provided comments on the Registration Statement, the sixth tranche of $650,000 ($682,500 principal amount) to be invested three business days after the Registration Statement is declared effective and the seventh tranche of $650,000 ($682,500 principal amount) to be invested five business days after the Registration Statement is declared effective. Each Note may be converted in whole or in part at the holder's discretion at any time 90 days after the date of issuance and bears interest the rate of 8% per annum with the interest due and payable at each conversion date and maturity date. The conversion price of each Note is equal to 60% of the lower of (i) the lowest traded price of our common stock during the 20 trading days preceding the applicable conversion date or (ii) the lowest traded price of our common stock during the 20 trading days preceding the date of issuance of such Note. We have agreed to reserve for issuance 300% of the common stock issuable under the Notes and register for resale all of the shares of common stock issuable upon conversion of the Notes. For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016. Conversions of the Notes shall not be permitted if such conversion will result in the holder owning more than 4.99% of our common shares outstanding after giving effect to such conversion.

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The Engagement Letter provides, among other things, for the issuance to Carter, during the term of the Engagement Letter, of restricted stock equal to four percent of any capital raised from investors introduced to the Company by Carter divided by the closing price of our common stock on the date of a raise. For the purposes of the Registration Statement, we have (i) included the aggregate of 21,259 shares issuable to Carter in connection with a financing by a third party investor in December 2015 and the three consummated RDW investments and (ii) estimated that the closing price for the purposes of calculating the remainder of the shares issuable to Carter in connection with four remaining unfunded tranches of Notes will be $0.15, the closing price of our common stock on the OTCPink Marketplace on March 24, 2016. The Engagement Letter also provides that we are required to pay Carter a cash success fee at each financing as follows:

•	Ten percent cash fee of any funding up to $1,000,000;
•	Eight percent cash fee of any funding up to $5,000,000; and
•	Six percent cash fee of any funding over $1,000,000.

As of March 24, 2016, we have paid Carter an aggregate of $56,000 pursuant to the Engagement Letter. Because the actual issuance dates, conversion dates and conversion prices under the Notes are unknown, there is no maximum amount of our shares that may be issued by the Company upon conversion of the Notes. Because the actual issuance dates and price of our common stock on the issuance dates under the Notes is unknown, there is no maximum amount of our shares that may be issued by the Company to Carter pursuant to the Engagement Letter. Accordingly, we caution readers that, although we are registering 21,457,949 shares, the number of shares actually issued under the Purchase Agreement and the Notes may be substantially greater than the number registered.

The following table sets forth, as to each of the Selling Shareholders, the number of shares of our common stock held of record by the Selling Shareholders as of March 24, 2016; the number of shares of our common stock being offered by such Selling Shareholder pursuant to this prospectus; the number of shares of our common stock beneficially owned by the Selling Shareholder upon completion of the offering and the percentage of beneficial ownership of the Shareholder upon completion of the offering, based upon 40,500,000 shares of our common stock outstanding as of March 24, 2016. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Shareholders may offer all or part of the shares for resale from time to time. However, the Selling Shareholders are under no obligation to sell all or any portion of such shares nor are the Selling Shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Shareholders.

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Name of Selling Shareholder (1)	Position, Office or Other Material Relationship with the Company	Shares Beneficially Owned Prior to the Offering (2)		Shares to be Offered (3)		Shares Beneficially Owned After the Offering (2)	Percentage Beneficially Owned after the Offering (2)(3)(4)
RDW Capital LLC (5)	None	3,801,723	(6)(7)	21,120,690	(7)	0	0%
Carter, Terry & Company (8)	None	337,259	(9)	337,259	(9)	0	0%

(1)	Except as indicated in the footnotes to the table above, each Selling Shareholder has voting and investment power with respect to the shares set forth opposite such Selling Shareholder's name.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power, and also any shares which the Selling Shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right.

(3)	This table assumes that each Selling Shareholder will sell all shares offered for sale by it under this registration statement.

(4)

In determining the percent of common stock beneficially owned by a selling stockholder on March 24, 2016, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of March 24, 2016), and (b) the denominator is the sum of (i) the 40,500,000 shares of common stock outstanding on March 24, 2016 and (ii) the number of shares of common stock which such selling stockholder has the right to acquire within 60 days of March 24, 2016.

(5)	John DeNobile is the sole member and manager of RDW Capital LLC and has sole voting and dispositive control over the shares of common stock beneficially owned by RDW Capital LLC.

(6)

Includes (i) 3,017,241 shares of common stock issuable upon conversion of the $250,000 ($262,500 principal amount) note issued on January 14, 2016, (ii) 301,724 shares of common stock issuable upon conversion of the $25,000 ($26,250 principal amount) note issued on March 2, 2016, and (iii) 482,759 shares of common stock issuable upon conversion of the $40,000 ($42,000 principal amount) note issued on March 15, 2016. Does not include 17,318,966 shares of common stock issuable upon conversion of four notes in the aggregate amount of $1,435,000 ($1,506,750 aggregate principal amount) as such notes have not been issued. For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016.

(7)

For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW Capital LLC will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016.

(8)

Timothy J. Terry is the President of Carter, Terry & Company and has sole voting and dispositive control over the shares of common stock beneficially owned by Carter, Terry & Company. Carter, Terry & Company is a registered broker-dealer and has received success fees in connection with the JSJ Financing and the issued Notes.

(9)

Includes (i) the aggregate of 21,259 shares issuable to Carter in connection with a financing by a third party investor in December 2015 and the three issued RDW Notes and (ii) estimated that the closing price for the purposes of calculating the remainder of the shares issuable to Carter in connection with four remaining unfunded tranches of Notes will be $0.15, the closing price of our common stock on the OTCPink Marketplace on March 24, 2016.

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PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock shall be sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction, including conditions under which the arrangement may be terminated. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and bylaws.

Our authorized capital stock consists of 800,000,000 shares of stock consisting of (i) 700,000,000 shares of common stock, $0.001 par value per share and (ii) 100,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Board of Directors is authorized, without further stockholder approval, to issue from time to time any of our authorized but unissued shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof. Holders of our preferred stock are not entitled to any preemptive or preferential rights to subscribe for additional shares of our capital stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock thereby delaying, deferring or preventing a change of control.

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Series A Preferred Stock

100,000 shares of our blank check preferred stock has been designated as Series A Preferred Stock. The Series A Preferred Stock has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

The terms of the shares of Series A Preferred Stock are set forth in the Certificate of Designation of Series A Preferred Stock (the "Series A COD") filed with the Secretary of State of the State of Nevada. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case ranks senior to the Company's common stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series A Preferred Stock. The Series A Preferred Stock is not convertible into common stock or other securities of the Company.

Voting Rights

The holders of the Series A Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to our stockholders for a vote. Each one share of Series A Preferred Stock shall be entitled to seven thousand (7,000) votes per share.

Series A Protective Provisions

At any time any shares of Series A Preferred Stock are outstanding we are prohibited from taking any of the following actions without first obtaining the affirmative written consent of one hundred percent (100%) of the holders of the Series A Preferred Stock:

i.)	Amend, alter or repeal any provision of our Articles of Incorporation, bylaws or the Series A COD;

ii.)	Designate any new class of preferred stock, or sell or issue in any way, shape or form, any additional shares of preferred stock other than the Series A Preferred Stock;

iii.)	Issue any shares of common stock that would result in the number of shares of common stock that are issued and outstanding to exceed 700,000,000 shares of common stock; and

iv.)

Initiate any action with a regulatory, governmental, administrative, judicial entity or individual in an attempt to abrogate or diminish in any way the rights, preferences and privileges of the Series A Preferred Stock.

Series B Preferred Stock

4,700,000 shares of our blank check preferred stock has been designated as Series B Preferred Stock. The Series B Preferred Stock has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Liquidation Rights

The terms of the shares of Series B Preferred Stock are set forth in the Certificate of Designation of Series B Preferred Stock (the "Series B COD") filed with the Secretary of State of the State of Nevada. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case ranks subordinate and junior to (i) the Company's Series A Preferred Stock,(ii) all other securities of the Company issued or established after March 9, 2016 which, by their respective terms, are senior to the Series B Preferred Stock and (iii) the Company's common stock and all other securities of the Company issued and established after March 9, 2016, the terms of which do not expressly provide that such securities rank on parity with or senior to the Series B Preferred Stock. The Series B Preferred Shares have a liquidation preference of $10.00 per share and holders have the right to receive liquidation payments upon a change of control.

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Voting Rights

The holders of Series B Preferred Shares do not have voting rights except as required by law.

Conversion Features

Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after six months from the date of issuance into common stock at a conversion price equal to the volume weighted average price per share for the ten trading days prior to the date of the written notice of conversion. The aggregate conversion amount of the Series B Preferred Stock when converted into shares of common stock shall be equal to or greater than $47,000,000 and upon the final conversion, if the aggregate conversion amount is less than $47,000,000, the holders shall be entitled to receive from the Company, on a pro rata basis, shares of common stock in an amount which is required so that the aggregate conversion amount is equal to $47,000,000. The aggregate conversion amount is determined by multiplying the converted amount of Series B Preferred Stock by the conversion price of each such conversion. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

Limitation on Conversion

The Company is prohibited from effecting a conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Stock.

Redemption Rights

The Company may at any time redeem all of the outstanding shares of Series B Preferred Stock for a cash payment of $10.00 per share.

Series B Protective Provisions

At any time any shares of Series B Preferred Stock are outstanding we are prohibited from taking any of the following actions without first obtaining the consent of the majority of the issued and outstanding shares of Series B Preferred Stock:

i.)	issue additional amounts of classes of senior securities;

ii.)

modify the terms of the Series B Preferred Stock so as to significantly and adversely affect the rights or preference of the Series B Preferred stock as reasonably determined by the holder of Series B Preferred Stock;

iii.)	liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing;

iv.)	pay dividends when preferred dividends on the Series B Preferred Stock are in arrears; or

v.)	take any other action which, under the laws of Nevada or any other applicable law, requires the prior approval of the Series B Preferred Stock voting together as a separate class.

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Note Issuable Pursuant to the JSJ Financing

On December 3, 2015, the Company issued a convertible promissory note in the amount of $250,000 to one investor. The note matures on September 3, 2016 and accrues interest at a rate of 12% per annum. The principal amount of the note together with accrued interest is convertible into shares of the Company's common stock at the election of the holder at a conversion price equal to the lower of (i) 60% of the lowest trading price per share for the 20 trading days prior to the date of the conversion and (ii) 60% of the lowest trading price per share for the 20 trading days prior to the date of issue. The Company is prohibited from effecting a conversion of the note to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note.

Notes Issuable Pursuant to the Purchase Agreement

The Purchase Agreement provides for the purchase by RDW of seven convertible original issue discount notes in the aggregate principal amount of $1,837,500 for an aggregate purchase price of $1,750,000 (the "Notes"). The purchases will occur in seven tranches, with the first tranche of $250,000 ($262,500 principal amount) invested on January 14, 2016, the second tranche of $25,000 ($26,250 principal amount) invested on March 2, 2016, the third tranche of $40,000 ($42,000 principal amount) to be invested one business day prior to filing of the registration statement, the fourth tranche of $35,000 ($36,750 principal amount) to be invested three business days following the filing of the registration statement of which this prospectus forms a part (the "Registration Statement"), the fifth tranche of $100,000 ($105,500 principal amount) to be invested one business day after the SEC has provided comments on the Registration Statement, the sixth tranche of $650,000 ($682,500 principal amount) to be invested three business days after the Registration Statement is declared effective and the seventh tranche of $650,000 ($682,500 principal amount) to be invested five business days after the Registration Statement is declared effective. Each Note may be converted in whole or in part at the holder's discretion at any time 90 days after the date of issuance and bears interest the rate of 8% per annum with the interest due and payable at each conversion date and maturity date. The conversion price of each Note is equal to 60% of the lower of (i) the lowest traded price of our common stock during the 20 trading days preceding the applicable conversion date or (ii) the lowest traded price of our common stock during the 20 trading days preceding the date of issuance of such Note. We have agreed to reserve for issuance 300% of the common stock issuable under the Notes and register for resale all of the shares of common stock issuable upon conversion of the Notes. For the purposes of the Registration Statement, we have estimated that the conversion price of the Notes for the purposes of calculating the shares issuable to RDW will be $0.087, which is 60% of the lowest traded price of our common stock during the 20 trading days preceding March 24, 2016. Conversions of the Notes shall not be permitted if such conversion will result in the holder owning more than 4.99% of our common shares outstanding after giving effect to such conversion.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Nevada Law

General

A number of provisions of our Articles of Incorporation and bylaws and Nevada Law deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential "anti-takeover" effect. The following description of certain of the provisions of our articles and bylaws is general and reference should be made in each case to our Articles of Incorporation and bylaws.

Absence of Cumulative Voting

There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's Board of Directors. The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

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The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the Articles of Incorporation or bylaws of the corporation. Our Articles of Incorporation exempts our common stock from these provisions.

DESCRIPTION OF OUR BUSINESS

Corporate History and Predecessor Business

XLI Technologies, Inc., (f/k/a Mineria Y Exploraciones Olympia, Inc.) was incorporated on August 22, 2012 under the laws of the State of Nevada. On September 2, 2012 the Company incorporated a wholly owned subsidiary in the Dominican Republic named Consorcio de Mineria & Exloraciones Olympia, SR. Though its subsidiary the Company acquired certain mineral rights located north of the city of Santo Domingo in the Dominican Republic. In order to determine if there existed any mineralization the subsidiary undertook ground exploration in the early part of 2013 and in February obtained a geological report authored by Hilario Santos Sosa, Professional Geologist. Based on these results the Company undertook a further sampling program in the fall of 2013.

In September 2014, the Director of Mines for the Dominican Republic cancelled the Company's interest in the mineral rights on the Olympia claim. Therefore, the Company has no further interest in the minerals on the Olympia claim.

On October 14, 2015, James Schramm and Francisco Antonio Jerez Garcia, the Company's former sole officer and director and former majority shareholder, entered into a stock purchase agreement pursuant to which Mr. Garcia sold Mr. Schramm 50,000,000 shares of common stock of the Company owned at the time by Mr. Garcia. Pursuant to the terms of the purchase agreement:

(i)

Effective on October 14, 2015, Mr. Garcia appointed Mr. Schramm to serve as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, with Mr. Garcia resigning from all such positions, and

(ii)	Effective on October, 26, 2015, Mr. Garcia appointed Mr. Schramm sole director of the Company and Mr. Garcia resigned as sole director of the Company.

As a result of these transactions, control of the Company passed to Mr. Schramm. Following consummation of the purchase agreement, Mr. Schramm owned approximately 67% of the issued and outstanding common stock of the Company.

On October 20, 2015, the Company entered into a share exchange agreement (the "Share Exchange") with Bosch International, LLC, a Nevada limited liability company ("BIL"), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of BIL. Accordingly, BIL became a wholly-owned subsidiary of the Company and BIL's business is the Company's sole line of business. In connection with the Share Exchange the Company issued Mr. Schramm, BIL's sole member, 25 million shares of common stock. On October 29, 2015, the Company merged with and into a newly formed wholly owned subsidiary to change its name to "XLI Technologies, Inc." from "Mineria y Exploraciones Olympia, Inc."

Our Business

Through our wholly owned subsidiary BIL, we distribute nanotechnology printed light sheets to the entertainment sector, including movie theaters, movie studios, production and distribution companies, talent and management agencies, marketing and PR firms, and outdoor media in the United States, Canada and the Caribbean. We have also purchased the rights to distribute light sheets in the automotive sector and to distribute nanotechnology printed solar panels and nanotechnology printed batteries. As of April 2016 we have placed our light sheets in 250 theater locations in the United States and expect to complete placements in approximately 1,900 theaters by July 2016. We believe that we have established relationships and credibility with theater chains, media companies and studios through Jim Schramm, our sole officer and director, who has over fifteen years of experience as a producer and distributor of movies and television shows.

On May 1, 2015 BIL entered into a licensing agreement with Cru Global Innovations LLC, a California limited liability company ("Cru"). Pursuant to the terms of the licensing agreement, BIL acquired the exclusive rights to sell and distribute light sheets for use in the motion picture industry in the United States and Canada, excluding the Virgin Islands. The license has a term of five years and both parties have a right of first refusal to renew the agreement for an additional five years. BIL may terminate the agreement upon 30 days written notice. BIL agreed to use its best efforts to, at its own expense, promote and market the sales of the products and to use its best efforts to offer technical support to customers. BIL shall be responsible for the costs of all shipments from Cru to BIL or from BIL to BIL's customers, distributors or resellers. Cru shall sell the products to BIL based on a price schedule to be provided from time to time by Cru to BIL. Cru has the right to increase or change such prices at its sole discretion upon reasonable notice to BIL. BIL shall pay Cru 50% at the time it submits a purchase order and the remaining 50% when Cru ships the products to BIL. BIL shall pay 10% interest on any late payments.

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On November 23, 2015, BIL entered into a strategic alliance agreement with Bosch Technologies, LLC ("Bosch"). Mr. Schramm owns 20% of the outstanding capital of Bosch. Pursuant to the agreement, Bosh granted BIL the exclusive distribution rights to sell and distribute Bosch's light sheets for use in the motion picture industry in the United States and Canada, excluding the Virgin Islands. Bosch shall sell the products to BIL pursuant to mutually agreed to price terms. The agreement did not set forth a term or termination provisions. BIL shall be responsible for all marketing costs and the shipping costs to deliver the products to the end users. Bosch shall be responsible for manufacturing costs and delivery to BIL.

On December 1, 2015, BIL entered into a second strategic alliance agreement with Bosch. Pursuant to the agreement, Bosh granted BIL the exclusive distribution rights to sell and distribute Bosch's light sheets for use in the automotive industry in the United States and Canada, excluding the Virgin Islands. The agreement did not set forth a term or termination provisions. Bosch shall sell the products to BIL pursuant to mutually agreed to price terms. The agreement did not set forth a term or termination provisions. BIL shall be responsible for all marketing costs and the shipping costs to deliver the products to the end users. Bosch shall be responsible for manufacturing costs and delivery to BIL.

On December 1, 2015 the Company and BIL entered into a sponsorship agreement with RMF Empire Inc., dba West Coast CustomsTM ("WCC"). WCC is a luxury automotive restyling center. Pursuant to the terms of the agreement, WCC granted the Company and BIL the non-exclusive license to use WCC's logo trademark and vehicle imagery in the marketing and promotion of the Company's products, and the Company granted to WCC a non-exclusive license to use the Company's "Light Sheets" trademark in WCC's advertising campaigns. The Company also issued WCC 5,500,000 shares of common stock and agreed to, at the Company's sole discretion, provide WCC light sheets at no cost. The parties agreed that WCC has piggyback rights with respect to the shares.

On March 7, 2015, the Company entered into a distribution/marketing agreement with Bosch. Pursuant to the agreement, the Company acquired the exclusive rights to distribute, market and resell Bosch's light sheets, solar panels and batteries in 121 countries in the Caribbean, excluding Cuba, and to incorporate such products into the Company's existing or future products. The Company may also distribute, market or resell the products outside of the territory with Bosch's consent. As compensation for the exclusivity rights, the Company granted Bosch a 5% royalty on all revenues earned by the Company from the distribution, marketing or resale of the products and issued Bosch 4,700,000 shares of newly designated Series B Preferred Stock. Bosch has informed the Company that it intends to transfer the preferred shares to Triton Solar LLC, from whom it initially acquired the rights to the products.

Products and Technology

Light sheets are printed sheets that can be as thin as paper and generate white and colored light. They consist of paint formulated with nanotechnology that is printed on a sheet. A sheet can be as small as 1 inch or as large as 800 feet. Light sheets can be bent, cut, folded and smashed without any impact on the quality of the light. They have a heat tolerance of 200 degrees Fahrenheit and cold tolerance of -15 Fahrenheit and can remain continuously "on" for up to ten years. They use less than one watt of electricity per foot to generate 100% coverage of 800 lumens per foot. Light sheets do not get hot, and do not incorporate LED lights, bulbs, fuses, glass or conductive metals. Light sheets are environmentally friendly in that they do not contain toxic compounds. In the entertainment industry, light sheets are typically used as advertising "billboards" to promote upcoming movies.

Printed batteries are paper thin and flexible batteries. They can be retrofitted to printed lights and solar panels and are fully customizable in design for various applications. They are waterproof and have a ten year life span.

Our solar panels will be outfitted with nanoprinted batteries. The panels are responsive to ambient lighting so no direct sunlight is required. They can provide light for up to 12 hours per day, compared to the three to five hours of light generated by a typical solar panel. Each solar panel generates the daily wattage output of five traditional solar panels.

The light sheets have five standard sizes and we can also customize the size of the light sheets.

PRODUCT	SIZE BY INCH	SIZE BY FOOT

MINI BILLBOARD	48" x 96"	4' X 8'

BACKLIT	27" x 40"	2.25' X 3.33'

VERSATILE	24" x 36"	2' X 3'

PLACEMENT	22" x 28"	1.83' X 2.33'

SPOT 18" x 24"	18" x 24"	1.5' X 2'

CUSTOM	1" x 1" to 9,600" x 9,600"

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MOVIE THEATERS: There is an estimate of 5,900 Physical Movie Theater locations and over 44,000 screens available within this market.

MOVIE STUDIOS and PRODUCTION COMPANIES: There is an estimate of 1,300 studio movies and over 40,000 indie movies being made every year within this market.

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PRODUCTION LIGHTING COMPANIES: The production lighting business facilitate over an est. of 100,000 productions every year within this market

ADVERTISING / BILLBOARD COMPANIES: The possibilities within this space are seemingly endless.

Technology

Nanotechnology powers our products. Nanotechnology is science, engineering, and technology conducted at the nanoscale, which is about 1 to 100 nanometers. One nanometer is one billionth, or 10−9, of a meter. By comparison, typical carbon-carbon bond lengths, or the spacing between these atoms in a molecule, are in the range 0.12–0.15 nm, and a DNA double-helix has a diameter around 2 nm. The smallest cellular life-forms, the bacteria of the genus Mycoplasma, are around 200 nm in length. By convention, nanotechnology is taken as the scale range 1 to 100 nm following the definition used by the National Nanotechnology Initiative. The lower limit is set by the size of atoms (hydrogen has the smallest atoms, which are approximately a quarter of a nm diameter) since nanotechnology must build its devices from atoms and molecules. The upper limit is more or less arbitrary but is around the size that phenomena not observed in larger structures start to become apparent and can be made use of in the nano device. The comparative size of a nanometer to a meter is the same as that of a marble to the size of the earth.

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Distribution

We have established what we believe will be effective and cost advantageous distributor programs to assist the Company with the distribution and sales of the light sheets product throughout Canada, the United States and the Caribbean. A summary of our distribution programs follows:

EDP (Executive Distributor Program):

This program allows distributors to develop their business without incurring high costs or significant risk. Once a distributor is accepted and approved by the Company, the distributor will be able to establish and run its own distributorship. The distributor will be required to complete the following with confirmation and validation to the Company:

1.	Establish and confirm its territory (ie, market within Canada, the United States and the Caribbean).

2.	Purchase the "Initial Distributors Cost" or "IDC". This light sheets inventory will be stored at the Company's warehouse.

3.	Establish and pay for at least three months' use of a new office location (paid for with the IDC).

4.	Confirm start date, training and final paperwork.

The light sheet executive distributor program is intended to increase product sales and awareness in an extremely cost effective way. This program is designed for the distributor to focus only on sales and on managing its relationships with clients in its own territory. Distributors are not responsible for any product delivery and fulfillment. The distributor will not have any liability with respect to the products, service, delivery or warranties. The Company will store the products at its warehouse and handle all deliveries. The distributor shall work for us on a consultant basis and its profit will be the difference between its IDC and the price it sells the product to end users. This allows the distributor to have control of its revenue without incurring risks related to product liability or delivery. The IDC is $250,000 which will supply the distributor with $500,000 worth of inventory, related supplies, training, an office with 3 months paid, office support, lead generation, customer/sales support and training. After the third month, a distributor must meet certain minimum inventory requirements which shall be set by us based on each distributor's unique circumstances.

DPP (Distributor Pre-buy Program)

This program allows individuals and entities to purchase light sheets from Bosch at the "Distributors price" and the Company shall sell the products at the "Products price", providing each distributor with a $.20 profit per square inch. This program is only for the benefit of pricing and not to become a distributor.

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Intellectual Property

Other than the exclusive right to distribute the light sheets throughout the United States, Canada and the Carribean, and distribute printed batteries and solar panels in the Caribbean, we have no intellectual property. We do however rely on Bosch and its suppliers to enforce their intellectual property rights.

We maintain an online presence located at www.lightsheets.net and www.xlitechnologies.com.

Facilities and Material Properties

The Company correctly rents office space for sales and research activities in Las Vegas, Nevada and warehouse space in Henderson, Nevada. Both leases are on a month to month basis and the Company pays an aggregate of $12,000 per month in rent for both locations.

Employees

James Schramm is our sole employee. He works for us on a full time basis.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business, financial condition and operating results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this Registration Statement. Some of the statements under "Management's Discussion and Analysis," "Description of Business" and elsewhere herein may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the cancer diagnostics industry in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. The safe harbor provisions of the federal securities laws do not apply to any forward-looking statements contained in this Registration Statement.

All forward-looking statements address such matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read herein reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our written and oral forward-looking statements attributable to us or individuals acting on our behalf and such statements are expressly qualified in their entirety by this paragraph.

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto contained elsewhere in this Registration Statement. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

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You should read the following information in conjunction with our financial statements and related notes contained elsewhere in this report. You should consider the risks and difficulties frequently encountered by early-stage companies, particularly those engaged in new and rapidly evolving markets and technologies. Our limited operating history provides only a limited historical basis to assess the impact that critical accounting policies may have on our business and our financial performance.

We encourage you to review our periodic reports filed with the SEC and included in the SEC's Edgar database, including our quarterly report on Form 10-Q for the quarter ended November 30, 2015 filed on January 25, 2016 as well as our 8-K filed on October 23, 2015 and our 8-K/A filed on January 22, 2016.

XLI Technologies, Inc.

Results of Operations

Three Months Ended November 30, 2015

During the three months ended November 30, 2015, the Company recorded revenues of $10,000 related to the sale of light sheets, and cost of goods sold of $3,010. The Company also incurred general and operating expenditures of $115,835 during the three months ended November 30, 2015. The increase in general and operating expenditure was due to an increase in consulting and operating costs as the Company increased its operating activity during the current period.

In addition to operating expenditures, the Company also recorded interest expense of $5,252 related to its interest bearing debt. For the three months ended November 30, 2015, the Company incurred a net loss of $114,097.

Since the Company's inception was May 7, 2015, there is no prior comparable three month period.

Six Months Ended November 30, 2015

During the six months ended November 30, 2015, the Company recorded revenues of $10,000 related to the sale of light sheets, and cost of goods sold of $3,010. The Company also incurred general and operating expenditures of $209,418 relating to management and consulting fees, and professional fees related to the Company's SEC filings and for the reverse takeover transaction that occurred on October 21, 2015.

In addition to operating expenditures, the Company also recorded interest expense of $25,252 related to its interest bearing debt. For the six months ended November 30, 2015, the Company incurred a net loss of $227,680.

Since the Company's inception was May 7, 2015, there is no prior comparable six month period.

Liquidity and Capital Resources

At November 30, 2015, the Company had assets of $175,698 compared to $105,028 at May 31, 2015. The increase in total assets was due to an increase in inventory of light sheets of $102,318, offset by a decrease in cash of $31,648 as the Company had operating expenditures that were greater than the rate of proceeds of financing.

The Company had total liabilities of $369,048 at November 30, 2015 compared to $105,000 at May 31, 2015. The increase in total liabilities was due to an increase in loans payable of $251,152 which was mainly used for the purchasing of the light sheets for future sales and for general and operating expenditures. In addition, the Company had accounts payable and accrued liabilities of $42,896 related to unpaid professional fees and accrued interest on the loans payable.

At November 30, 2015, the Company had a working capital deficit of $193,350 compared to working capital of $28 at May 31, 2015. The decrease in working capital is based on the fact that the Company used proceeds from short-term financing to pay operating expenses as they became due.

Cash Flow from Operating Activities

During the six months ended November 30, 2015, the Company used $302,800 of cash for operating activities related primarily to the purchase of inventory for future light sheet sales and for the payment of outstanding operating costs as they became due.

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Cash Flow from Investing Activities

During the six months ended November 30, 2015, the Company did not have any investing activities.

Cash Flow from Financing Activities

During the six months ended November 30, 2015, the Company received proceeds of $271,152 from financing activities comprised of $301,152 of proceeds from loans payable offset by the repayment of $30,000 to the President and Director of the Company.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, there is substantial doubt of our ability to continue as a going concern.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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Bosch International LLC

Results of Operations

Period from May 7, 2015 (date of inception) to May 31, 2015

During the period from May 7, 2015 (date of inception) to May 31, 2015, the Company had operating expenses and a net loss of $12 relating to general and administrative costs.

Liquidity and Capital Resources

At May 31, 2015, the Company had assets of $105,028 comprised of cash of $40,023 and deposits of $65,005. The deposits are cash paid from the company for production of light sheets. The Company had total liabilities of $105,000 comprised of $30,000 due to the President and Director of the Company and $75,000 for a loan payable with third parties which is due interest at 10% ($7,500) and payable on demand.

At May 31, 2015, the Company had a working capital balance of $28, which was due in part to the net contributions of members' interest against the Company's limited operations.

Cash Flow from Operating Activities

During the period from May 7, 2015 (date of inception) to May 31, 2015, the Company used $65,017 of cash for operating activities of which the majority of the amount was due to a deposit paid by the Company to commence the production of light sheets for resale.

Cash Flow from Investing Activities

During the period from May 7, 2015 (date of inception) to May 31, 2015, the Company did not have any investing activities.

Cash Flow from Financing Activities

During the period from May 7, 2015 (date of inception) to May 31, 2015, the Company received proceeds from financing activities of $105,040 which included $40 from the issuance of member interests, $30,000 from the President and Director of the Company, and $75,000 from a loan payable which is due interest at 10% ($7,500) and is due on demand.

32

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION

James Schramm (1)	47	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

________________

(1)	James Schramm was appointed as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary on October 14, 2015. He was appointed to our Board of Directors on October 24, 2015.

Our directors will serve in that capacity until our next annual shareholder meeting or until their respective successors are elected or appointed and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Executive Management

Our sole officer and director has a significant depth of experience in theatrical distribution, technology marketing, and domestic and international business development. From May 2015 to October 2015 Mr. Schramm operated Bosch International, LLC. For the past five years he has served as the Chief Executive Officer and Chairman of Bosch Media LLC, which is involved in the release of motion pictures as well as media buy transactions in support of the movie placements. Prior to forming Bosch Media, Mr. Schramm helped form Summit Entertainment Inc., a production/commercial company, and formed a legal TV commercial service called "The Legal Helpline". Mr. Schramm has been a theatrical distributor for the past 15 years and has been involved in the release of over 65 feature films including 20 independent films and 45 service deals for other media companies, distributors, mini majors and studios.

We believe that Mr. Schramm's operational and business experience in the film production industry gives him the qualifications and skills necessary to serve on our Board of Directors.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company has been involved in the following:

(1) A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

33

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Mr. Schramm is not an "independent" director based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Committees of the Board of Directors

Audit Committee. We intend to establish an audit committee of the Board of Directors once we have satisfied the other initial listing standards for listing our common stock on the Nasdaq Stock Market or another national exchange. The audit committee will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee's duties will be to recommend to our Board of Directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. We intend to establish a compensation committee of the Board of Directors once we have satisfied the other initial listing standards for listing our common stock on the Nasdaq Stock Market or another national exchange. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer our stock option plans and recommend and approve grants of stock options under such plans.

Nominating Committee. We intend to establish a nominating committee of the Board of Directors once we have satisfied the other initial listing standards for listing our common stock on the Nasdaq Stock Market or another national exchange. The nominating committee will consider and make recommendations on matters related to the practices, policies and procedures of the Board and take a leadership role in shaping our corporate governance. As part of its duties, the nominating committee would assess the size, structure and composition of the Board and its committees, and coordinate the evaluation of Board performance. The nominating committee would also act as a screening and nominating committee for candidates considered for election to the Board.

34

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company's assessment of risks. The Board of Directors focuses on the most significant risks facing our Company and our Company's general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board's appetite for risk. While the Board oversees our Company's risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. While we currently do not have any independent directors, we expect to appoint independent directors within the next 12 months to, in part, oversee our risk management processes in accordance with the foregoing.

EXECUTIVE COMPENSATION

Name and Principal Position	Fiscal Year Ended 5/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
James Schramm	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
President, CEO, CFO, Secretary, Treasurer and Director (1)	2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Francisco Antonio Jerez Garcia	2015	-0-	-0-	-0-	-0-	-0-	-0-	5,650	5,650
Former President, CEO, CFO, Director, Secretary and Treasurer (2)	2014	-0-	-0-	-0-	-0-	-0-	-0-	2,150	2,150

_____________

(1)	James Schramm was appointed as President, CEO, CFO, Director, Secretary and Treasurer of the Company on October 14, 2015 and as the Company's sole director on October 24, 2015.
(2)	Francisco Antonio Jerez Garcia resigned as the sole officer of the Company on October 14, 2015 and as the Company's sole director on October 24, 2015.
(3)	Includes fees paid for mapping and recording data on the Olympia claim.

Agreements

We have not entered into any agreements with our directors and officers.

Effective February 2, 2016, we issued 100,000 shares of Series A Preferred Stock to Mr. Schramm. The Series A Preferred Stock entitles Mr. Schramm to 7,000 votes per share on all matters submitted to a vote of our common stockholders. On February 11, 2016, Mr. Schramm cancelled and returned to treasury an aggregate of 40,000,000 shares of common stock owned by him. On March 18, 2016, Mr. Schramm canceled and returned to treasury an additional 25,000,000 shares of common stock.

Outstanding Equity Awards at Fiscal Year End

For the year ended May 31, 2015, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a director during the year ended May 31, 2015 except as described above.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 24, 2016 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, to our knowledge each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

The percentage of class beneficially owned is based on 40,500,000 shares of common stock issued and outstanding as of March 24, 2016. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants or the conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

	Voting Power		Common Stock		Series A Preferred Stock
	Number of Shares	Percent	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Name and Address of Beneficial Owner (1)(2)
Directors and Executive Officers
James Schramm (3)	707,746,666	95.54%	7,746,666	18.39%	100,000	100.00%
All Directors and Executive Officers as a Group (1 person)	707,746,666	95.54%	7,746,666	18.39%	100,000	100.00%

Other Persons
RMF Empire, Inc. (4)	5,500,000	*	5,500,000	13.58%	0	0

* Indicates less than one percent.

____________________

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o XLI Technologies, Inc., 6795 Edmond Street, 3rd Floor, Las Vegas, Nevada 89118.
(2)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(3)

Includes (i) 4,446,666 shares of common stock held by Mr. Schramm, (ii) 3,000,000 shares of common stock held by Renelyn Schramm, Mr. Schramm's wife and (iii) 100,000 shares of Series A Preferred Stock. The Series A Preferred Stock entitles Mr. Schramm to 7,000 votes per share on all matters submitted to a vote of our common stockholders. As a result of Mr. Schramm's beneficial ownership of 7,746,666 common shares and 100,000 Series A Preferred Shares he can vote 707,746,666 of 740,500,000 shares entitled to vote.

(4)

The address of this beneficial owner is 2101 West Empire Avenue, Burbank California 91504.  Ryan Friedlinghaus is the Chief Executive Officer of RMF Empire, Inc. and holds voting and dispositive power over the securities of the Company held by RMF Empire, Inc.

Changes in Control

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-K.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On May 8, 2015, our wholly owned subsidiary BIL ("BIL") issued 100 membership interests to James Schramm for proceeds of $40.

On October 20, 2015, the Company entered into a share exchange agreement with BIL, pursuant to which the Company acquired 100% of the issued and outstanding membership interest of BIL and issued BIL's sole member Mr. Schramm an aggregate of 25,000,000 shares of common stock. The amounts due to related parties of $83,753 were forgiven and released pursuant to the share exchange agreement on October 20, 2015.

In November and December 2015, the Company entered into  distribution license rights agreements with an entity in which Mr. Schramm owns a 20% interest, pursuant to which the Company obtained exclusive and non-exclusive license rights related to the distribution of LightSheets in Canada and the United States. The license grants the Company exclusive rights to distribute lightsheets in the United States for movie theatres and cinema companies, as well as select companies in the automotive industry.

During the three months ended November 30, 2015, the Company paid back a $30,000 loan owed to Mr. Schramm. As of February 29, 2016, the Company owes Mr. Schramm approximately $30,000. Mr. Schramm advanced the Company an aggregate of $50,000 in the fiscal year ending May 31, 2015. Amounts owed to Mr. Schramm are unsecured, non-interest bearing and due on demand.

Effective February 2, 2016, we issued 100,000 shares of Series A Preferred Stock to Mr. Schramm. The Series A Preferred Stock entitles Mr. Schramm to 7,000 votes per share on all matters submitted to a vote of our common stockholders.

On February 11, 2016, Mr. Schramm cancelled and returned to treasury an aggregate of 40,000,000 shares of common stock owned by him.

On March 7, 2016, we entered into a distribution/marketing agreement with an entity in which Mr. Schramm owns a 20% interest. Pursuant to the agreement, we acquired the exclusive rights to distribute, market and resell nanotechnology printed lightsheets, solar panels and batteries in 121 countries in the Caribbean, excluding Cuba, and to incorporate such products into our existing or future products. We may also distribute, market or resell the products outside of the territory with consent. As compensation for the exclusivity rights, the granted the entity a 5% royalty on all revenues earned by the Company from the distribution, marketing or resale of the products and issued it 4,700,000 shares of newly designated Series B Preferred Stock.

On March 18, 2016, Mr. Schramm cancelled and returned to treasury an aggregate of 25,000,000 shares of common stock owned by him.

37

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company's outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

•	Disclosing such transactions in reports where required;
•	Disclosing in any and all filings with the SEC, where required;
•	Obtaining disinterested directors consent; and
•	Obtaining shareholder consent where required.

Review, Approval or Ratification of Transactions with Related Persons

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Director Independence

Mr. Schramm is not an "independent" director based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC.

LEGAL MATTERS

The validity of the shares sold by the Selling Shareholders under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Sadler Gibb & Associates, LLC, our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. Sadler Gibb & Associates, LLC, has presented its report with respect to our audited financial statements.

38

COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

39

Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS.  Any repeal or modification of this provision in our Articles of Incorporation by the stockholders shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer for acts or omissions prior to such repeal or modification.

Our Bylaws provide that every person who was or is a party or is a threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest legally permissible under the NRS from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise.

The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. We also make available free of charge our annual, quarterly and current reports, and other information upon request. To request such materials, please contact Mr. James Schramm, our President and Chief Executive Officer at 6795 Edmond Street, 3rd Floor, Las Vegas, NV 89118, telephone: 424-653-0128.

40

INDEX TO FINANCIAL STATEMENTS

BOSCH INTERNATIONAL LLC

TABLE OF CONTENTS

FOR THE PERIOD ENDED MAY 31, 2015

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders

Bosch International LLC

We have audited the accompanying balance sheet of Bosch International LLC ("the Company") as of May 31, 2015 and the related statements of operations and member's equity, and cash flows for the period from inception on May 7, 2015 through May 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Bosch International LLC as of May 31, 2015, and the results of its operations and cash flows for the period from inception on May 7, 2015 through May 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has generated no revenues from its business operations, has incurred operating losses since inception and will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

January 6, 2016

F-2

BOSCH INTERNATIONAL LLC
Balance Sheet

May 31, 2015 $

ASSETS

Current Assets
Cash	40,023
Deposits	65,005

Total Assets	105,028

LIABILITIES AND MEMBER'S EQUITY

Current Liabilities
Due to related party	30,000
Loan payable	75,000

Total Liabilities	105,000

COMMITMENTS AND CONTINGENCIES	-

Member's Equity
Member Interests	40
Accumulated deficit	(12)

Total Member's Equity	28

Total Liabilities and Member's Equity	105,028

(The accompanying notes are an integral part of these financial statements)

F-3

BOSCH INTERNATIONAL LLC

Statements of Operations and Changes in Member's Equity

For the period from May 7, 2015 (date of inception) to May 31, 2015 $

Revenue	-

Operating Expenses

General and administrative	12

Total Operating Expenses	12

Net loss for the period	(12)

Member's equity, beginning of period	-

Contributions during the period	40

Member's equity, end of period	28

(The accompanying notes are an integral part of these financial statements)

F-4

BOSCH INTERNATIONAL LLC

Statement of Cash Flows

For the period from May 7, 2015 (date of inception) to May 31, 2015 $

Operating Activities
Net loss	(12)

Adjustments to reconcile net loss for non-cash items relating to operating activities:

Changes in operating assets and liabilities:
Deposits	(65,005)

Net cash used in operating activities	(65,017)

Financing Activities
Proceeds from issuance of member interests	40
Proceeds from related parties	30,000
Proceeds from loan payable	75,000

Net cash provided by financing activities	105,040

Increase in cash	40,023

Cash, beginning of period	-

Cash, end of period	40,023

Supplemental disclosures:
Interest paid	-
Income taxes paid	-

(The accompanying notes are an integral part of these financial statements)

F-5

BOSCH INTERNATIONAL LLC
Notes to the Financial Statements

1.	Nature of Operations and Going Concern

Bosch International LLC (the "Company") was incorporated in the State of California on May 7, 2015. The Company's principal business is the purchase and sale of light sheets which are used for the film and production industry.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations from the sale of light sheets. At May 31, 2015, the Company has not recorded any revenues, and has incurred a net loss of $12. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments for the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company's fiscal year end is May 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

F-6

BOSCH INTERNATIONAL LLC

Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

d)	Financial Instruments (continued)

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company's financial instruments consist principally of cash, amounts due to related parties, and notes payable. Pursuant to ASC 820, the fair value of our cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

e)	Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2011 and 2010, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

f)	Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

g)	Income Taxes

The Company is a disregarded entity for federal income tax purposes, and therefore has no federal income tax expense. However, the Company is subject to income taxes in some of the jurisdictions in which it conducts business, and therefore reports income taxes paid to these jurisdictions. Management believes they have not taken any tax positions that would adversely impact the Company's financial position. Penalties and interest associated with the Company's tax positions are classified as operating expenses. There were no interest or penalties for the year ended May 31, 2015.

F-7

BOSCH INTERNATIONAL LLC

Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

h)	Revenue Recognition

The Company recognizes and accounts for revenue of the sale of light sheets in accordance with ASC 605, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, risk of ownership has passed to the customer, and collection is reasonably assured.

i)	Inventory

Inventory is comprised of light sheets and is recorded at the lower of cost or net realizable value on a first-in first-out basis. The Company establishes inventory reserves for estimated obsolete or unsaleable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions.

j)	Concentrations

In November 2015, the Company entered into two distribution license rights agreements with an entity in which the managing member owns a minority interest, where the Company obtained exclusive and non-exclusive license rights related to the distribution of light sheets in Canada and the United States. The license provides the Company's sole supplier of light sheets to be distributed in the United States for movie theatres and cinema companies, as well as select companies in the automotive industry.

k)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Prepaid Expenses and Deposits

As at May 31, 2015, the Company prepaid $65,005 for the purchase of light sheets for future sales.

F-8

BOSCH INTERNATIONAL LLC

Notes to the Financial Statements

4.	Loan Payable

On May 26, 2015, the Company entered into an agreement whereby it sold future receivables in exchange for $250,000. Per the terms of the agreement, the Company would repay the $250,000 plus 10% of the principal balance, for a total repayment of $275,000. As of May 31, 2015, the Company had received $75,000 pursuant to this agreement.

5.	Member Interests

On May 8, 2015, the Company issued 100 member interests to the managing member of the Company for proceeds of $40.

6.	Related Party Transactions

As at May 31, 2015, the Company owes $30,000 to the President and Director of the Company for loans made to the Company. The amount owing is unsecured, non-interest bearing, and due on demand. Also, as disclosed above, the Company entered into two distribution license rights agreements with an entity in which the managing member owns a minority interest.

7.	Subsequent Events

a)	On June 10, 2015, the Company received $175,000 as part of the loan payable as noted in Note 4.

b)

On October 20, 2015, the Company entered into a share exchange agreement with XLI Technologies Inc. (formerly Mineria y Exploraciones Olympia, Inc.) ("XLI"), a publicly-traded company incorporated in the State of Nevada. In accordance with the agreement, XLI acquired 100% of the members' equity of the Company in exchange for 25,000,000 restricted common shares of XLI.

c)

On September 8, 2015, the Company entered into an investment acquisition agreement with a third party whereby the Company agreed to issue 1% of its total Member Interests outstanding for $50,000. This agreement also specified that this third party would get a return of 10% of its equity position, to be paid quarterly (at the end of each calendar quarter) from future gross revenues of the Company. The Company is currently in negotiations with this third party to restructure this agreement. As of January 20, 2016, no amounts have been paid to this third party pursuant to this agreement.

F-9

INDEX TO FINANCIAL STATEMENTS

XLI TECHNOLOGIES, INC.

TABLE OF CONTENTS

FOR THE QUARTER ENDED NOVEMBER 30, 2015

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Condensed Consolidated Financial Statements

November 30, 2015

F-10

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Condensed Consolidated Balance Sheets

	November 30, 2015	May 31, 2015
	(unaudited)
ASSETS

Current Assets
Cash	8,375	40,023
Deposits	-	65,005
Inventory	167,323	-
Total Assets	175,698	105,028

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	42,896	–
Due to related party	--	30,000
Loans payable	326,152	75,000
Total Liabilities	369,048	105,000

COMMITMENTS AND CONTINENCIES	-	-

Shareholders' Equity (Deficit)
Common shares; 700,000,000 shares authorized; par value $.001; 100,000,000 shares and 75,000,000 shares issued and outstanding at November 30, 2015 and May 31, 2015, respectively	100,000	75,000
Additional paid-in capital	(115,658)	(74,960)
Subscription payable	50,000	-
Accumulated deficit	(227,692)	(12)
Total Shareholders' Equity (Deficit)	(193,350)	28

Total Liabilities and Shareholders' Equity (Deficit)	175,698	105,028

(The accompanying notes are an integral part of these condensed consolidated financial statements)

F-11

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Condensed Consolidated Statements of Operations

(unaudited)

	For the three months ended November 30, 2015	For the six months ended November 30, 2015
	$	$

Revenue	10,000	10,000
Cost of goods sold	(3,010)	(3,010)

Gross profit	6,990	6,990

Operating Expenses
General and administrative	115,835	209,418
Total Operating Expenses	115,835	209,418

Net loss from operations	(108,845)	(202,428)

Other expenses
Interest expense	(5,252)	(25,252)

Net loss	(114,097)	(227,680)

Net loss per share, basic and diluted	(0.00)	(0.00)

Weighted average number of shares outstanding	58,791,209	41,803,279

(The accompanying notes are an integral part of these condensed consolidated financial statements)

F-12

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Condensed Consolidated Statements of Cash Flows

(unaudited)

For the six months ended November 30, 2015
$
Operating Activities
Net loss	(227,680)

Changes in operating assets and liabilities:
Deposits	65,005
Inventory	(167,323)
Accounts payable and accrued liabilities	27,198

Net cash used in operating activities	(302,800)

Financing Activities
Proceeds from issuance of loans payable	301,152
Payments to related parties	(30,000)

Net cash provided by financing activities	271,152

Increase (decrease) in cash	(31,648)

Cash, beginning of period	40,023

Cash, end of period	8,375

Supplemental disclosures:
Interest paid	–
Income taxes paid	–

Noncash Investing and financing activities

Net liabilities assumed in share exchange agreement	15,698

(The accompanying notes are an integral part of these condensed consolidated financial statements)

F-13

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Notes to the Condensed Consolidated Financial Statements

(unaudited)

1.	Nature of Operations and Continuance of Business

XLI Technologies, Inc. (formerly Mineria Y Exploraciones Olympia, Inc.) (the "Company") was incorporated under the laws of the State of Nevada on August 22, 2012 for the purpose of acquiring and developing mineral properties. On October 20, 2015, the Company entered into a share exchange agreement with Bosch International, LLC ("Bosch LLC"), a company incorporated in the State of Nevada on May 7, 2015 for the purpose of the purchase and sale of light sheets which are used in the film and production industry. As part of the share exchange agreement, the Company acquired 100% of the members' interest of Bosch LLC in exchange for 25,000,000 restricted common shares of the Company. As part of the acquisition, the members of Bosch acquired 50,000,000 common shares of the Company in a private transaction with the former CEO and Director of the Company, and one of the members of Bosch became the sole officer and director of the Company. As a result, the members of Bosch LLC held 75,000,000 common shares of the 100,000,000 common shares of the Company, and the acquisition was treated as a reverse merger where by Bosch LLC is considered the accounting acquirer.

These condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations from the sale of light sheets. At November 30, 2015, the Company has recorded minimal revenues of $10,000, has a working capital deficit of $193,350, and an accumulated deficit of $227,692. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These condensed consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company's fiscal year end is May 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-14

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Notes to the Condensed Consolidated Financial Statements

(unaudited)

2.	Summary of Significant Accounting Policies (continued)

c)	Interim Condensed Financial Statements

These interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e)	Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company's financial instruments consist principally of cash, inventory, accounts payable and accrued liabilities, amounts due to related parties, and loans payable. Pursuant to ASC 820, the fair value of our cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

f)	Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30 and May 31, 2015, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

F-15

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Notes to the Condensed Consolidated Financial Statements

(unaudited)

2.	Summary of Significant Accounting Policies (continued)

g)	Revenue Recognition

The Company recognizes and accounts for revenue of the sale of light sheets in accordance with ASC 605, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, risk of ownership has passed to the customer, and collection is reasonably assured.

h)	Inventory

Inventory is comprised of light sheets and is recorded at the lower of cost or net realizable value on a first-in first-out basis. The Company establishes inventory reserves for estimated obsolete or unsaleable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions.

i)	Concentrations

In November 2015, the Company entered into two distribution license rights agreements with an entity in which the managing member owns a minority interest, where the Company obtained exclusive and non-exclusive license rights related to the distribution of light sheets in Canada and the United States. The license provides the Company's sole supplier of light sheets to be distributed in the United States for movie theatres and cinema companies, as well as select companies in the automotive industry.

j)	Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

k)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Inventory

As at November 30, 2015, the Company had acquired inventory with a cost of $167,323 (May 31, 2015 - $0). This inventory is classified as finished goods as it is ready to sell to third parties.

4.	Loan Payable

a)

On May 26, 2015, the Company entered into an agreement whereby it sold future receivables in exchange for $250,000. Per the terms of the agreement, the Company would repay the $250,000 plus 10% of the principal balance, for a total repayment of $275,000. The amounts are to be repaid from future sales. As of November 30, 2015, the Company had received $250,000 (May 31, 2015 - $75,000) pursuant to this agreement.

b)

As of November 30, 2015, the Company owed $126,152 (May 31, 2015 - $nil) to a non-related company for loans. The amounts owing are unsecured, bear interest at 10% per annum, and are due on demand. At November 30, 2015, accrued interest of $5,252 (May 31, 2015 - $nil) is owing on the loans payable.

F-16

XLI TECHNOLOGIES, INC.

(formerly Mineria Y Exploraciones Olympia, Inc.)

Notes to the Condensed Consolidated Financial Statements

(unaudited)

5.	Stockholders' Equity

Subscription payable

Prior to the October 21, 2015 share exchange agreement, the Company received $50,000 for 1% of the Member interests of Bosch International LLC. As of January 20, 2016, no interests, or common shares, have been issued related to this investment agreement.

Common Stock

Issued and outstanding: 100,000,000 common shares

a)

On May 8, 2015, the Company issued 100 member interests to the President and Director of the Company for proceeds of $40. On October 21, 2015, the Company completed a share exchange agreement whereby the 100 member interests of Bosch International LLC were converted into common shares of the Company at a rate of 250,000 common shares per member interest, resulting in the issuance of 25,000,000 common shares.

b)	On December 22, 2015, the Company's board of directors resolved to increase in the Company's authorized common shares to 700,000,000, from 550,000,000.

Preferred Stock

On December 22, 2015, the Company's board of directors resolved to authorize 100,000,000 shares of preferred stock, with a par value of $.001.

6.	Related Party Transactions

a)	During the period ended November 30, 2015, the Company paid back a $30,000 loan to its CEO.

b)

During the three months ended November 30, 2015, the CEO paid accounts payable on behalf of the Company, in the amount of $15,910 (2015 - $nil). Amounts owed to the CEO are unsecured, non-interest bearing, and due on demand.

7.	Subsequent Events

a)	On December 1, 2015, the Company issued 5,500,000 common shares to a non-related party with respect to a sponsorship agreement.

b)

On December 3, 2015, the Company entered into a convertible promissory note agreement with a non-related party for proceeds of $250,000. Under the terms of the convertible promissory note, the amount owing is unsecured, bears interest at 12% per annum, and is due on September 3, 2016. The note is convertible into common shares of the Company at the lower of: (i) a 40% discount to the lowest trading price during the previous twenty trading days to the date of conversion; or (ii) a 40% discount to the lowest trading price during the previous twenty trading days before the date that the convertible promissory note was executed. As part of the convertible promissory note, the Company paid a finder's fee of $25,000.

c)	On December 28, 2015, the Company entered into a loan agreement with a non-related party for proceeds of $10,000. The amount owing is unsecured, bears interest at 10% per annum, and is due on demand.

F-17

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$356.53
Audit Fees and Expenses	$15,000.00
Legal Fees and Expenses	$35,000.00
Transfer Agent and Registration Fees and Expenses	$500.00
Miscellaneous Expenses	$1,000.00
Total	$51,856.53

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

41

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS.  Any repeal or modification of this provision in our Articles of Incorporation by the stockholders shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer for acts or omissions prior to such repeal or modification.

Our Bylaws provide that every person who was or is a party or is a threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest legally permissible under the NRS from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise.

The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

42

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the three year period prior to the filing of this Registration Statement, the Company has issued the following securities in various transactions exempt from registration:

On May 8, 2015, our wholly-owned subsidiary Bosch International, LLC ("Bosch") issued 100 membership interests to James Schramm for proceeds of $40.

On October 20, 2015, the Company entered into a share exchange agreement with Bosch, pursuant to which the Company acquired 100% of the issued and outstanding membership interests of Bosch and issued Bosch's sole member Mr. Schramm an aggregate of 25,000,000 shares of common stock.

On December 1, 2015, the Company issued 5,500,000 shares of common stock to a non-related party pursuant to a sponsorship agreement.

On December 3, 2015, the Company issued a $250,000 convertible note to a non-related party. The note bears interest at a rate of 12% per annum and will mature on September 3, 2016.

On January 14, 2016, as amended March 1, 9, and 15, we entered into a purchase agreement with a non-related party for the sale of seven convertible original issue discount notes in the aggregate principal amount of $1,837,500 for an aggregate purchase price of $1,750,000 (the "Notes"). The purchases will occur in seven tranches, with the first tranche of $250,000 ($262,500 principal amount) invested on January 14, 2016, the second tranche of $25,000 ($26,250 principal amount) invested on March 2, 2016, the third tranche of $40,000 ($42,000 principal amount) invested on March 15, 2016, the fourth tranche of $35,000 ($36,750 principal amount) to be invested three business days following the filing of the registration statement of which this prospectus forms a part (the "Registration Statement"), the fifth tranche of $100,000 ($105,500 principal amount) to be invested one business day after the SEC has provided comments on the Registration Statement, the sixth tranche of $650,000 ($682,500 principal amount) to be invested three business days after the Registration Statement is declared effective and the seventh tranche of $650,000 ($682,500 principal amount) to be invested five business days after the Registration Statement is declared effective. Each Note may be converted in whole or in part at the holder's discretion at any time 90 days after the date of issuance and bears interest the rate of 8% per annum with the interest due and payable at each conversion date and maturity date. The conversion price of each Note is equal to 60% of the lower of (i) the lowest traded price of our common stock during the 20 trading days preceding the applicable conversion date or (ii) the lowest traded price of our common stock during the 20 trading days preceding the date of issuance of such Note. We have agreed to reserve for issuance 300% of the common stock issuable under the Notes and register for resale all of the shares of common stock issuable upon conversion of the Notes. Conversions of the Notes shall not be permitted if such conversion will result in the holder owning more than 4.99% of our common shares outstanding after giving effect to such conversion.

Effective February 2, 2016, we issued 100,000 shares of Series A Preferred Stock to Mr. Schramm. The Series A Preferred Stock entitles Mr. Schramm to 7,000 votes per share on all matters submitted to a vote of our common stockholders.

On March 9, 2016, we issued Bosch Technologies LLC 4,700,000 shares of Series B Preferred Stock as partial consideration for marketing, distribution and resale rights to its nanotechnology printed LightSheets, solar panels and batteries. The Shares of Series B Preferred Stock have a liquidation preference of $10.00 per share and holders have the right to receive liquidation payments upon a change of control. The Company may at any time redeem all of the outstanding shares of Series B Preferred Stock for a cash payment of $10.00 per share. The Company is prohibited from effecting a conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the preferred shares. The holders of preferred shares do not have voting rights except as required by law. Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after six months from the date of issuance into common stock at a conversion price equal to the volume weighted average price per share for the ten trading days prior to the date of the written notice of conversion. The aggregate conversion amount of the preferred shares when converted into shares of common stock shall be equal to or greater than $47,000,000 and upon the final conversion, if the aggregate conversion amount is less than $47,000,000, the holders shall be entitled to receive from the Company on a pro rata basis shares of common stock in an amount necessary so that the aggregate conversion amount is then equal to $47,000,000. The aggregate conversion amount is determined by multiplying the converted amount of preferred shares by the conversion price of each tranche converted. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

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The securities referenced above were issued in reliance upon one of the following exemptions:

(a) The securities were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, ("Securities Act"), based upon the following: (a) each of the persons to whom the securities were issued (each such person, an "Investor") confirmed to the Company that it or he is a sophisticated investor and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

(b) The securities were issued pursuant to and in accordance with Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of investors, which included, in pertinent part, that such Investors were an "accredited investor" as defined in Rule 501(a) under the Securities Act, and upon such further representations from the investors that (a) the investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws or an exemption or exemptions from such registration are available, (c) the investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our determination is made based further upon our action of (a) making written disclosure to each investor prior to the closing of the sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in the Company's affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

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ITEM 16. EXHIBITS.

(d) Exhibits.

The following exhibits are filed as part of this Registration Statement.

2.01	Share Exchange Agreement by and among the Company, Bosch International, LLC and the members of Bosch International, LLC dated October 20, 2015	Filed with the SEC on August 16, 2013 as an exhibit to our Registration Statement on Form S-1.

2.02	Agreement and Plan of Merger by and between the Company and its wholly owned subsidiary XLI Technologies, Inc. dated October 22, 2015	Filed with the SEC on October 23, 2015 as an exhibit to our Current Report on Form 8-K.

3.01a	Articles of Incorporation	Filed with the SEC on August 16, 2013 as an exhibit to our Registration Statement on Form S-1.

3.01b	Articles of Merger	Filed with the SEC on October 23, 2015 as an exhibit to our Current Report on Form 8-K.

3.01c	Articles of Incorporation, Amendment	Filed with the SEC on February 1, 2016 as an exhibit to our Current Report on Form 8-K.

3.02	Bylaws	Filed with the SEC on August 16, 2013 as an exhibit to our Registration Statement on Form S-1.

3.01	Certificate of Designation Series A Preferred Stock	Filed with the SEC on February 1, 2016 as an exhibit to our Current Report on Form 8-K.

5.01	Consent of Sichenzia Ross Friedman Ference LLP*

10.01	Strategic Alliance Agreement by and among the Company, Bosch International, LLC and Bosch Technologies, LLC	Filed with the SEC on December 1, 2015 as an exhibit to our Current Report on Form 8-K.

10.02	Strategic Alliance Agreement by and among the Company, Bosch International, LLC and Bosch Technologies, LLC	Filed with the SEC on December 2, 2015 as an exhibit to our Current Report on Form 8-K.

10.03	Sponsorship Agreement by and between Bosch International, LLC and RMF Empire Inc.	Filed with the SEC on December 11, 2015 as an exhibit to our current report on Form 8-K.

10.04	Convertible Promissory Note issued to JSJ Investments Inc.	Filed with the SEC on December 11, 2015 as an exhibit to our Current Report on Form 8-K.

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10.05	Securities Purchase Agreement by and between the Company and RDW Capital, LLC	Filed with the SEC on February 1, 2016 as an exhibit to our Current Report on Form 8-K.

10.06	Registration Rights Agreement by and between the Company and RDW Capital, LLC	Filed with the SEC on February 1, 2016 as an exhibit to our Current Report on Form 8-K.

10.07	Convertible Promissory Note issued to RDW Capital, LLC	Filed with the SEC on February 1, 2016 as an exhibit to our Current Report on Form 8-K.

10.08	Distribution/Marketing Agreement by and between the Company and Bosch Technologies, LLC	Filed with the SEC on March 9, 2016 as an exhibit to our Current Report on Form 8-K.

10.09	Amendment No. 1 to Securities Purchase Agreement by and between the Company and RDW Capital, LLC	Filed with the SEC on March 28, 2016 as an exhibit to our Current Report on Form 8-K.

10.10	Amendment No. 2 to Securities Purchase Agreement by and between the Company and RDW Capital, LLC	Filed with the SEC on March 28, 2016 as an exhibit to our Current Report on Form 8-K.

10.11	Amendment No. 3 to Securities Purchase Agreement by and between the Company and RDW Capital, LLC	Filed with the SEC on March 28, 2016 as an exhibit to our Current Report on Form 8-K.

10.12	Amendment to 8% Convertible Promissory Notes	Filed with the SEC on March 28, 2016 as an exhibit to our Current Report on Form 8-K.

21.01	List of Subsidiaries**

23.01	Consent of Sadler Gibb & Associates LLC**

23.02	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.01)*

* To be filed by amendement

** Filed herewith

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes to:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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Provided however, that:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 1st day of April, 2016.

XLI TECHNOLOGIES, INC.

By:	/s/ James Schramm
Name:	James Schramm
Title:	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary (Principal Executive Officer, Principal Financial Officer and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature		Title	Date

By:	/s/ James Schramm	Chief Executive Officer, President, Chief Financial Officer,	April 1, 2016
Treasurer, Secretary and Director (Principal Executive Officer, Principal Financial Officer and Accounting Officer)

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